EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 8, 2021, relating to the combined consolidated financial statements of ArcelorMittal USA LLC and Affiliates for the years ended December 31, 2019 and 2018, appearing in the Form 8-K/A dated February 8, 2021.
/s/ Deloitte & Touche LLP
Chicago, Illinois
April 28, 2021